Media Relations

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
James Fetig	Tim Oliver
781-522-5111	781-522-5141

Raytheon Reports First Quarter 2004 EPS of $0.24 from Continuing Operations and Increases Full-year Guidance for EPS, Bookings, Sales and Free Cash Flow

•	Earnings per share of $0.30 including a cumulative effect of change in accounting principle and discontinued operations

•	Government and Defense bookings of $7.9 billion in the quarter, backlog up $3.8 billion during the quarter to $28.9 billion

•	Free cash outflow from continuing operations of $295 million in the quarter, $650 million better than previous guidance

WALTHAM, Mass., (Apr. 29, 2004) – Raytheon Company (NYSE: RTN) reported first quarter 2004 income from continuing operations of $101 million or $0.24 per diluted share compared to $111 million or $0.27 per diluted share in the first quarter 2003. Non-cash pension expense (FAS/CAS Pension Adjustment) negatively affected the quarter by $0.15 per diluted share on a year-over-year basis.

First quarter 2004 net income was $128 million or $0.30 per diluted share compared to $95 million or $0.23 per diluted share in 2003. Net income for the first quarter of 2004 includes a $14 million after-tax loss in discontinued operations or $0.03 per diluted share versus $16 million or $0.04 per diluted share in 2003. Net income for the first quarter of 2004 also includes a $41 million or $0.10 per diluted share cumulative effect of change in accounting principle due to the previously announced change in the Company’s pension and other post-retirement benefit plans measurement date from Oct. 31 to Dec. 31.

Net sales for the first quarter 2004 were $4.7 billion, up 11 percent from $4.2 billion in the comparable period in 2003. Government and Defense sales for the quarter (after the elimination of intercompany sales) increased 9 percent to $4.1 billion from $3.8 billion in the comparable quarter. Integrated Defense Systems, Missile Systems, and Space and Airborne Systems generated double-digit sales growth in the quarter.

Free cash flow from continuing operations for the first quarter was an outflow of $295 million versus an outflow of $514 million for the comparable period in 2003. Free cash flow, including discontinued operations, for the first quarter 2004 was an outflow of $286 million versus an outflow of $819 million in 2003. Free cash flow was significantly better than prior guidance due to a successful previously discussed financial system implementation in the Northeast combined with the receipt of a large international collection earlier than expected and continued focus on working capital. Free cash flow is a non-GAAP financial measure that the Company defines as operating cash flow less capital spending and internal use software spending. Attachment F contains a table reconciling this measure to operating cash flow, the most directly comparable GAAP measure.

The Government and Defense businesses recorded first quarter bookings of $7.9 billion compared to bookings of $5.0 billion in the first quarter of 2003. Government and Defense backlog reached a record $28.9 billion, an increase of $3.8 billion over year end 2003.

Raytheon Aircraft Company’s (RAC) first quarter bookings were $425 million compared to $306 million in 2003.

“I am pleased with our strong start in the first quarter,” said William H. Swanson, Raytheon Chairman and CEO. “We are encouraged by our record bookings and better than expected free cash flow.”

Outlook

The Company now expects 2004 earnings per share from continuing operations to be $1.30-1.40, higher than its prior guidance of $1.25-1.35. The Company also raised its full year guidance for bookings to $23 billion from $22 billion, and for net sales to more than $20 billion from $19.5-20.0 billion. The Company now expects full year free cash flow to exceed $1 billion. A chart summarizing these changes is being posted to the Company’s website.

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) first quarter 2004 net sales were $839 million, up 28 percent compared to $654 million in the first quarter 2003, due primarily to continued growth in DD(X), the Navy’s future destroyer program, and strong missile defense sales. IDS generated $94 million of first quarter 2004 operating income compared to $74 million in the 2003 comparable quarter.

During the quarter, the U.S. Army Aviation and Missile Command awarded IDS a $122 million contract for the design and development of the Surface Launched Advanced Medium Range Air-to-Air Missile (SLAMRAAM) system. IDS also received a $148 million contract to provide Patriot engineering services support.

Intelligence and Information Systems

Intelligence and Information Systems (IIS) first quarter 2004 net sales were $494 million, up 7 percent compared to $462 million in the first quarter 2003. IIS earned $45 million of operating income compared to $41 million in the comparable quarter a year ago.

During the quarter, IIS booked nearly $400 million in classified contract wins.

Missile Systems

Missile Systems (MS) first quarter 2004 net sales were $965 million, up 13 percent compared to $857 million in the first quarter 2003, driven by increased volume on the Phalanx and Standard Missile-3 programs. MS generated $107 million of operating income compared to $101 million in the comparable quarter a year ago.

During the quarter, MS booked $2.1 billion for the Kinetic Energy Interceptor system contract. Also during the quarter, MS booked a $525 million contract for the development and demonstration of the Non-Line of Sight Launch System (NLOS-LS), a $170 million contract to produce 225 Tactical Tomahawk LRIP missiles and a contract for Paveway II Laser Guided Bomb Kits.

Network Centric Systems

Network Centric Systems (NCS) first quarter 2004 net sales were $720 million, down 7 percent compared to $771 million in the first quarter 2003. This decline is consistent with our projected reduction in sales in the air traffic management and communications product lines. NCS recorded an operating profit of $55 million compared to $62 million in the comparable quarter a year ago.

Space and Airborne Systems

Space and Airborne Systems (SAS) first quarter 2004 net sales were $1,013 million, up 13 percent compared to $894 million in the first quarter 2003, due to stronger classified and international programs including ASTOR. SAS generated $129 million of operating income compared to $104 million in the comparable quarter a year ago.

During the quarter, SAS received $1.7 billion in bookings including $1 billion on a number of classified contracts.

Technical Services

Technical Services (TS) first quarter 2004 net sales were $474 million, down 3 percent from $491 million in the first quarter 2003, due primarily to the completion of a major base and range contract in the first quarter 2003. TS reported an operating profit of $31 million in the first quarter of 2004 compared to $36 million in the comparable quarter a year ago.

After the quarter close, the U.S. Navy awarded TS a competitive $237 million contract to provide engineering and technical services for self-defense systems aboard U.S. Navy ships, land-based test sites and ships sold to foreign countries by the United States.

Aircraft

RAC’s first quarter 2004 net sales were $374 million, up 4 percent from $361 million in the first quarter 2003. RAC recorded an operating loss of $28 million in the quarter compared to a loss of $35 million in the comparable quarter in 2003.

RAC delivered 25 commercial aircraft in the first quarter of 2004, compared to 31 in the same quarter last year.

Other

Net sales for this segment in the first quarter 2004 were $175 million compared to $40 million in the first quarter 2003. The segment recorded an operating loss of $15 million in the first quarter 2004 compared to a loss of $3 million in the comparable quarter in 2003. The consolidation of Flight Options’ results in this quarter account for $133 million of the increased sales and $9 million of the increase in loss versus the prior year.

Discontinued Operations

During the quarter, the Company signed a final settlement agreement on the two Massachusetts power plants and also settled a number of additional issues on completed construction projects in its former engineering and construction businesses. The Company recorded an after-tax loss from discontinued operations for the quarter of $14 million, related to its former engineering and construction and Aircraft Integration Systems businesses.

Raytheon Company (NYSE: RTN), with 2003 sales of $18.1 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 78,000 people worldwide.

Disclosure Regarding Forward-looking Statements

Certain statements included in this release, including any statements relating to the Company’s future plans, objectives, and projected future financial performance, contain or are based on, forward-looking statements within the meaning of the federal securities laws. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan,” and variations of these words and similar expressions, are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. The Company expressly disclaims any current intention to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this release. Important factors that could cause actual results to differ include, but are not limited to: the ability to obtain or the timing of obtaining future government awards; the availability of government funding; changes in government or customer priorities due to program reviews or revisions to strategic objectives; difficulties in developing and producing operationally advanced technology systems; termination of government contracts; program performance, including resolution of claims; timing of contract payments; the performance of critical subcontractors; government import and export policies and other government regulations; the ultimate resolution of contingencies and legal matters, including investigations; the effect of market conditions, particularly in relation to the general aviation, commuter and fractional aircraft markets; cost growth risks inherent with large long-term fixed price contracts; conflicts with other investors in joint ventures and less than wholly-owned businesses; and risks associated with outstanding letters of credit, surety bonds, guarantees and other support agreements related to a number of contracts and leases of our former engineering and construction business unit. Further information regarding the factors that could cause actual results to differ materially from the projected results can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Conference Call on the First Quarter 2004 Financial Results

Raytheon’s financial results conference call will be Thursday, Apr. 29, 2004 at 9 a.m. EDT. Participants will be William Swanson, Chairman and CEO, Edward Pliner, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (800) 901-5218. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

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Attachment A

Raytheon Company

Financial Information

First Quarter 2004

(In millions except per share amounts)	Three Months Ended
	28-Mar-04	30-Mar-03
Net sales	$4,676	$4,201

Cost of sales	3,984	3,480
Administrative and selling expenses	326	302
Research and development expenses	115	106

Total operating expenses	4,425	3,888

Operating income	251	313

Interest expense	117	143
Interest income	(12)	(12)
Other expense, net	—	23

Non-operating expense, net	105	154

Income from continuing operations before taxes	146	159

Federal and foreign income taxes	45	48

Income from continuing operations	101	111

Loss from discontinued operations, net of tax	(14)	(16)

Income before accounting change	87	95

Cumulative effect of change in accounting principle, net of tax	41	—

Net income	$128	$95

Earnings per share from continuing operations
Basic	$0.24	$0.27
Diluted	$0.24	$0.27

Loss per share from discontinued operations
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Earnings per share from cumulative effect of change in change in accounting principle
Basic	$0.10	$—
Diluted	$0.10	$—

Earnings per share
Basic	$0.31	$0.23
Diluted	$0.30	$0.23

Average shares outstanding
Basic	418.6	408.5
Diluted	421.3	411.1

Attachment B

Raytheon Company

Segment Information

First Quarter 2004

(In millions)

	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Margin Three Months Ended
	28-Mar-04	30-Mar-03	28-Mar-04	30-Mar-03	28-Mar-04	30-Mar-03
Integrated Defense Systems	$839	$654	$94	$74	11.2%	11.3%
Intelligence and Information Systems	494	462	45	41	9.1%	8.9%
Missile Systems	965	857	107	101	11.1%	11.8%
Network Centric Systems	720	771	55	62	7.6%	8.0%
Space and Airborne Systems	1,013	894	129	104	12.7%	11.6%
Technical Services	474	491	31	36	6.5%	7.3%
Aircraft	374	361	(28)	(35)	-7.5%	-9.7%
Other	175	40	(15)	(3)	-8.6%	-7.5%
FAS/CAS Pension Adjustment	—	—	(121)	(28)
Corporate and Eliminations	(378)	(329)	(46)	(39)

Total	$4,676	$4,201	$251	$313	5.4%	7.5%

Government and Defense businesses after eliminations	$4,127	$3,800	$426	$390	10.3%	10.3%

Attachment C

Raytheon Company

Other Information

Continuing Operations

First Quarter 2004

	Backlog (In millions)
	28-Mar-04	30-Mar-03
Integrated Defense Systems	$6,534	$5,364
Intelligence and Information Systems	3,969	3,766
Missile Systems	7,795	4,261
Network Centric Systems	3,447	2,946
Space and Airborne Systems	5,599	4,593
Technical Services	1,507	1,507
Aircraft	2,233	4,027
Other	161	220

	$31,245	$26,684

Government and Defense businesses	$28,851	$22,437

U.S. government backlog included above	$25,551	$19,359

Funded backlog	$17,934	$17,786

	Bookings (In millions) Three months ended
	28-Mar-04	30-Mar-03
Government and Defense businesses	$7,921	$5,044
Commercial businesses	584	336

	$8,505	$5,380

	New Aircraft Deliveries (Units) Three Months Ended
	28-Mar-04	30-Mar-03
Hawker	6	8
Premier I	3	3
Hawker 400XP	4	3
King Air	5	8
1900D Commuter	1	—
Pistons	8	14
T-6A	13	14

Total	40	50

	New Aircraft Bookings (Units) Three Months Ended
	28-Mar-04	30-Mar-03
Hawker	7	7
Premier I	2	3
Hawker 400XP	2	2
King Air	17	6
1900D Commuter	1	—
Pistons	32	13
T-6A	7	4

Total	68	35

Attachment D

Raytheon Company

Balance Sheet Information

First Quarter 2004

(In millions)

	28-Mar-04	31-Dec-03
Assets
Cash and cash equivalents	$340	$661
Accounts receivable	446	485
Contracts in process	3,441	2,762
Inventories	2,003	1,998
Deferred federal and foreign income taxes	524	466
Prepaid expenses and other current assets	103	154
Assets from discontinued operations	55	59

Total current assets	6,912	6,585

Property, plant and equipment, net	2,681	2,711
Deferred federal and foreign income taxes	244	337
Goodwill	11,478	11,479
Other assets, net	2,447	2,556

Total assets	$23,762	$23,668

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$13	$15
Advance payments, less contracts in process	1,188	1,038
Accounts payable	757	833
Accrued salaries and wages	711	767
Other accrued expenses	1,098	1,153
Liabilities from discontinued operations	68	43

Total current liabilities	3,835	3,849

Accrued retiree benefits and other long-term liabilities	3,237	3,281
Long-term debt	6,538	6,517
Subordinated notes payable	859	859
Stockholders’ equity	9,293	9,162

Total liabilities and stockholders’ equity	$23,762	$23,668

Attachment E

Raytheon Company

Cash Flow Information

First Quarter 2004

(In millions)

Cash flow information

	Three Months Ended
	28-Mar-04	30-Mar-03
Income from continuing operations	$101	$111
Depreciation	85	76
Amortization	16	13
Working capital	(604)	(674)
Discontinued operations	9	(305)
Capital spending	(60)	(58)
Internal use software spending	(25)	(21)
Other	192	39

Subtotal - free cash flow (a)	(286)	(819)

Net activity in financing receivables	95	104
Acquisitions	(70)	(40)
Divestitures and sale of investments	4	—
Dividends	(83)	(83)
Issuance of common stock	4	17
Debt (repayments) issuances	(3)	793
Space Imaging debt guarantee	—	(130)
Other	18	1

Total cash flow	$(321)	$(157)

Segment free cash flow information

	Three Months Ended
	28-Mar-04	30-Mar-03
Integrated Defense Systems	$(129)	$(13)
Intelligence and Information Systems	(45)	(87)
Missile Systems	(41)	(219)
Network Centric Systems	(129)	(173)
Space and Airborne Systems	(115)	(50)
Technical Services	16	6
Aircraft	(20)	4
Other	—	4
Discontinued operations	9	(305)
Corporate	168	14

	$(286)	$(819)

(a)	See Attachment F for a description of free cash flow.

Attachment F

Raytheon Company

Reconciliation of Non-GAAP Financial Measures and Other Information

First Quarter 2004

(In millions)

Free cash flow

	Three Months Ended
	28-Mar-04	30-Mar-03
Operating cash flow	$(201)	$(740)
Less: Capital spending	(60)	(58)
Internal use software spending	(25)	(21)

Free cash flow	(286)	(819)
Less: Discontinued operations	9	(305)

Free cash flow from continuing operations	$(295)	$(514)

Note: Free cash flow represents a non-GAAP financial measure defined as operating cash flow less capital spending and internal use software spending. The Company’s management uses non-GAAP financial measures to evaluate the operating performance of its business and as a component for determining incentive-based compensation. In addition, the Company believes that free cash flow is an important measure of performance used by some investors, equity analysts and others to make informed investment decisions. The definitions used here may differ from those used by other companies.

Debt-to-capital ratio

	28-Mar-04	31-Dec-03
Notes payable and current portion of long-term debt	$13	$15
Long-term debt	6,538	6,517
Subordinated notes payable	859	859

Total debt	$7,410	$7,391

Notes payable and current portion of long-term debt	$13	$15
Long-term debt	6,538	6,517
Subordinated notes payable	859	859
Stockholders’ equity	9,293	9,162

Total capital	$16,703	$16,553

Debt-to-capital ratio	44.4%	44.7%